Exhibit 10.2
G-III APPAREL GROUP, LTD.
EXECUTIVE TRANSITION AGREEMENT
WITH [NAME OF EXECUTIVE]
     AGREEMENT made as of the            day of                     , 2008, by and between G-III APPAREL GROUP, LTD. (the “Company”) and                                                              (the “Executive”).
WITNESSETH:
     WHEREAS, the Executive is employed as a senior executive officer of the Company; and
     WHEREAS, the parties desire that certain severance protections be afforded to the Executive in the event of involuntary termination of the Executive’s employment in conjunction with a “change in control” of the Company, as described herein;
     NOW, THEREFORE, the parties agree as follows:
1. Severance Protection.
     1.1 Severance Events. Subject to the provisions of this Agreement, the Executive will receive the severance payments and benefits described in Section 1.2 if a Change in Control (as defined below) occurs and, at any time during the (a) three-month period prior to the date of the Change in Control or (b) two-year period beginning on the date of the Change in Control, (i) the Company terminates the Executive’s employment without Cause (as defined below), or (ii) the Executive terminates the Executive’s employment for Good Reason (as defined below). For the purposes hereof, the term “Company” shall be deemed to include the Company, any subsidiary of the Company and, following a Change in Control, any direct or indirect successor to the Company.
     1.2 Severance Payments and Benefits. If a severance event described in Section 1.1 occurs, then the Executive will receive the following severance payments and benefits:
          (a) an amount equal to 1.5 times the sum of (a) the Executive’s highest annual rate of salary in effect during the one-year period preceding the date the Executive’s employment terminates, plus (b) the average annual cash bonus earned by the Executive during the two fiscal years preceding the fiscal year in which the Executive’s employment terminates, which amount will be payable in equal periodic installments during the 18-month period following the termination of the Executive’s employment in accordance with normal payroll practices (for purposes of Section 409A of the Code, this series of installment payments is treated as a right to a series of separate payments); and
          (b) if, immediately before the termination of the Executive’s employment, the Executive and/or the Executive’s spouse and/or any of the Executive’s dependents participates (other than via COBRA) in a Company group health plan, then, for the 18 months following the date of such termination (or, if sooner, until corresponding coverage is obtained under a successor employer’s plan), the Executive and/or such spouse and/or dependents may elect to continue participating in the Company’s plan at the same benefit and contribution levels and on the same basis as if the Executive’s employment had continued (which continuing participation will be deemed to be in addition to and not in lieu of COBRA), or, if such coverage is not permitted by the plan or by applicable law, then, in lieu of such coverage, the Company will provide COBRA continuation coverage to the Executive, and the Executive’s spouse and/or dependents, at the Company’s sole expense, if and to the extent any of such persons elects and is entitled to receive COBRA continuation coverage.
     1.3 Definitions. For the purposes hereof, the following terms shall have the following meanings:
          (a) “Cause” means (1) the Executive’s repeated failure or refusal to perform the duties of the Executive’s employment, consistent with past practice and his position and title where such conduct shall not have ceased or been remedied within ten days following written warning from the Company specifying such conduct; (2) the Executive’s conviction of, or entering a plea of guilty or no contest to, a felony; (3) the Executive’s performance of any act or the Executive’s failure to act, for which, if the Executive were prosecuted and convicted, a crime or offense involving money or property of the Company would have occurred; (4) the Executive’s performance of any act or the Executive’s failure to act which constitutes fraud or a breach of a fiduciary trust, including, without limitation, misappropriation of funds or a material misrepresentation of the Company’s operating results or financial condition; (5) any attempt by the Executive to secure any personal profit (other than pursuant to the terms of the Executive’s employment or through the Executive’s ownership of equity in the Company) in connection with the business of the Company (for example, without limitation, using Company assets to pursue other interests, diverting to the Executive or to a third party any business opportunity belonging to the Company, insider trading or taking bribes or kickbacks); (6) the Executive’s engagement in conduct or activities materially damaging to the property, business or reputation of the Company other than as a result of good faith performance of his duties; (7) the Executive’s illegal use of controlled substances; (8) any act or omission by the Executive involving malfeasance or gross negligence in the performance of the duties of the Executive’s employment to the material detriment of the Company; or (9) the entry of any order of a court that remains in effect and is not discharged for a period of at least sixty days, which enjoins or otherwise limits or restricts the performance by the Executive of the duties of the Executive’s employment, relating to any contract, agreement or commitment made by or applicable to the Executive in favor of any former employer or any other person.
          (b) “Change in Control” means (i) the consummation of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s voting stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s voting stock immediately prior to the merger have the same proportionate ownership of voting stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company; or (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company; or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a person who on the date hereof is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 10% or more of the

Company’s outstanding voting stock, shall become the beneficial owner of 35% or more of the Company’s then outstanding voting stock; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of the Company (the “Board”) shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.
          (c) “Good Reason” means any of the following events that occur, after expiration of any remedy or cure period, (1) a material diminution of the Executive’s duties and responsibilities that result in a material adverse effect on the Executive’s status and authority, (2) a change in the principal location of the Executive’s employment to a location more than fifty (50) miles outside of New York City, except for travel reasonably required as part of such employment, (3) failure to timely pay the Executive any salary or bonus when due or (4) any reduction in (i) the Executive’s annual rate of salary from the highest annual rate of salary in effect during the one-year period prior to the date of the Change of Control or (ii) the amount of annual bonus paid to the Executive after the date of the Change in Control in light of the results of operations of the Company for that year compared to the bonus paid for the most recent fiscal year prior to the date of the Change of Control in light of the results of operations of the Company for that year. Notwithstanding the foregoing, in order to terminate for “Good Reason,” the Executive must specify in writing to the Company (or the successor or acquiring company) the nature of the act or omission that the Executive deems to constitute Good Reason and provide the Company (or the successor or acquiring company) 30 days after receipt of such notice to review and, if required, correct the situation (and thus prevent the Executive’s termination for Good Reason). Notice of termination for Good Reason must be provided, if at all, within 90 days after the occurrence of the event or condition giving rise to such termination.
2. Release of Claims. Notwithstanding anything herein to the contrary, the Board may condition severance payments or benefits otherwise payable under this Agreement upon the execution and delivery by the Executive of a general release in favor of Company, its affiliates and their officers, directors and employees, in such reasonable and customary form as the Board may reasonably specify; it being understood that any such release will not affect Executive’s right to indemnity or vested benefits. Such release, if any, shall be provided to the Executive within thirty days of the termination of Executive’s employment.
3. Golden Parachute Tax Limitation. If the Executive is entitled to receive payments and benefits under this Agreement and if, when combined with the payments and benefits the Executive is entitled to receive under any other plan, program or arrangement of the Company, the Executive would be subject to excise tax under Section 4999 of the Code or the Company would be denied a deduction under Section 280G of the Code, then the severance amounts otherwise payable to the Executive under this Agreement will be reduced by the minimum amount necessary to ensure that the Executive will not be subject to such excise tax and the Company will not be denied any such deduction.
4. Effect of Other Agreements. Notwithstanding the provisions hereof, if any termination or severance payments or benefits are made or provided to the Executive by the Company pursuant to a written employment or other agreement between the Executive and the Company, the payments and benefits required to be provided under this Agreement shall be reduced by the amount of the comparable payments and benefits payable under such other agreement(s) in order to avoid duplication.
5. No Duty to Mitigate. Except as otherwise specifically provided herein, the Executive’s entitlement to payments and benefits hereunder is not subject to mitigation or a duty to mitigate by the Executive.
6. Successors and Assigns. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company and its subsidiaries taken as a whole, expressly and unconditionally to assume and agree to perform or cause to be performed the Company’s obligations under this Agreement. In any such event, the term “Company,” as used herein shall include any such successor or assignee.
7. Legal Fees to Enforce Rights after a Change in Control. If, following a Change in Control, the Company fails to comply with any of its obligations under this Agreement or the Company takes any action to declare this Agreement void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from the Executive the payments and benefits intended to be provided, then the Executive shall be entitled to select and retain counsel at the expense of the Company to represent the Executive in connection with the good faith initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company or any successor thereto in any jurisdiction.
8. Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment between the Executive and the Company. Nothing contained herein shall be deemed to give the Executive a right to be retained in the employ or other service of the Company or to interfere with the right of the Company to terminate the Executive’s employment at any time.
9. Governing Law; Venue. This Agreement shall be governed by the laws of the State of New York, excluding its conflict of law rules. Any suit with respect to this Agreement will be brought in the federal or state courts in the districts, which include New York, New York, and the Executive hereby agrees to submit to the personal jurisdiction and venue thereof.
10. Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.
11. Tax Withholding; Section 409A Compliance. The payment of any amount pursuant to this Agreement shall be subject to all applicable tax withholding. Notwithstanding any provision to the contrary in this Agreement, any payment otherwise required to be made to the Executive on account of the termination of the Executive’s employment, to the extent such payment is properly treated as deferred compensation subject to the Section 409A of the Internal Revenue Code of 1986 and the regulations and other applicable guidance issued by the Internal Revenue Service thereunder, and only if the Executive is treated as a “specified employee” within the meaning of Section 409A of the Code at the time of his termination of employment, shall not be made until the first business day after the expiration of six months from the date of the

Executive’s termination of employment or, if earlier, the date of Executive’s death. On the payment date, as so delayed, there shall be paid to the Executive (or the Executive’s estate, as the case may be) in a single cash payment an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence. Notwithstanding the foregoing, Executive shall be solely responsible, and the Company shall have no liability, for any taxes, acceleration of taxes, interest or penalties arising under Section 409A of the Code. This Agreement is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent any payment or benefit described hereunder is subject to Section 409A of the Code, it is intended that it shall be paid in a manner that will comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, any provision hereunder that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code.
12. Entire Agreement; Amendment. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior and/or contemporaneous understandings, agreements or representations, written or oral, relating to the subject matter hereof. This Agreement may be amended only by a written instrument signed by both parties.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

G-III APPAREL GROUP, LTD.
By:

Executive